UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 15, 2021

Centennial Resource Development, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37697	47-5381253
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Seventeenth Street, Suite 1800

Denver, Colorado 80202

(Address of principal executive offices and zip code)

(720) 499-1400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	CDEV	The NASDAQ Stock Market LLC

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Underwriting Agreement

On March 16, 2021, Centennial Resource Production, LLC (“CRP”), a wholly owned subsidiary of Centennial Resource Development, Inc. (the “Company”), the Company, as a guarantor, and the Subsidiary Guarantors (as defined below and, together with the Company, the “Guarantors”) entered into an underwriting agreement (the “Underwriting Agreement”) with Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Jefferies LLC, as representatives of the several underwriters named therein (the “Underwriters”), agreeing, subject to customary conditions, to issue and sell (the “Offering”) $150,000,000 principal amount of CRP’s 3.25% Exchangeable Senior Notes due 2028 (the “Notes”) to the Underwriters. In addition, pursuant to the Underwriting Agreement, CRP granted the Underwriters an option, which is exercisable within 30 days after March 16, 2021, to purchase up to an additional $22,500,000 principal amount of Notes solely to cover over-allotments. The Offering was completed on March 19, 2021.

The Underwriting Agreement contains customary representations, warranties and agreements by CRP and the Guarantors and customary conditions to closing, obligations of the parties and termination provisions. Additionally, CRP and the Guarantors have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), or to contribute to payments the Underwriters may be required to make because of any of those liabilities. Furthermore, CRP and the Guarantors have agreed, subject to certain exceptions, not to offer or sell any shares of Company common stock or securities convertible into or exchangeable for Company common stock for a period of 60 days after the date of the Underwriting Agreement without the prior written consent of Citigroup Global Markets Inc.

Certain of the Underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for the Company, CRP and their affiliates in the ordinary course of business for which they have received and would receive customary compensation. In particular, affiliates of certain of the Underwriters are lenders under CRP’s revolving credit facility, and, as a result, will receive a portion of the net proceeds from the Offering in such capacities. In addition, in the ordinary course of their various business activities, the Underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investments and securities activities may involve securities and/or instruments of the Company, CRP and their affiliates.

The above description of the Underwriting Agreement is a summary and is not complete. A copy of the Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the Underwriting Agreement set forth therein.

Indenture and Notes

The Notes were issued pursuant to, and are governed by, an indenture (the “Base Indenture”), dated as of March 19, 2021, between CRP and UMB Bank, N.A., as trustee (the “Trustee”), as supplemented by a first supplemental indenture (the “Supplemental Indenture,” and the Base Indenture, as supplemented by the Supplemental Indenture, the “Indenture”), dated as of March 19, 2021, among CRP, the Guarantors and the Trustee.

The Notes will be CRP’s senior, unsecured obligations and will be (i) equal in right of payment with CRP’s senior, unsecured indebtedness; (ii) senior in right of payment to CRP’s indebtedness that is expressly subordinated to the Notes; (iii) effectively subordinated to CRP’s secured indebtedness, to the extent of the value of the collateral securing that indebtedness; and (iv) structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, and (to the extent CRP is not a holder thereof) preferred equity, if any, of CRP’s subsidiaries. The Notes will be fully and unconditionally guaranteed, on a senior, unsecured basis, by the Company and its subsidiaries that currently guarantee CRP’s outstanding senior notes (the “Subsidiary Guarantors”).

The Notes will accrue interest at a rate of 3.25% per annum, payable semi-annually in arrears on April 1 and October 1 of each year, beginning on October 1, 2021. The Notes will mature on April 1, 2028, unless earlier repurchased, redeemed or exchanged. Before January 3, 2028, noteholders will have the right to exchange their Notes only upon the occurrence of certain events. From and after January 3, 2028, noteholders may exchange their Notes at any time at their election until the close of business on the second scheduled trading day immediately before the maturity date. CRP will settle exchanges by paying or delivering, as applicable, cash, shares of the Company’s Class A common stock, par value $0.0001 per share (“Company common stock”), or a combination of cash and shares of Company common stock, at CRP’s election. The initial exchange rate is 159.2610 shares of Company common stock per $1,000 principal amount of Notes, which represents an initial exchange price of approximately $6.28 per share of Company common stock. The exchange rate and exchange price will be subject to customary adjustments upon the occurrence of certain events. In addition, if certain corporate events that constitute a “Make-Whole Fundamental Change” (as defined in the Indenture) occur, then the exchange rate will, in certain circumstances, be increased for a specified period of time.

The Notes will be redeemable, in whole or in part (subject to the partial redemption limitation described below), at CRP’s option at any time, and from time to time, on or after April 7, 2025 and on or before the 40th scheduled trading day immediately before the maturity date, at a cash redemption price equal to the principal amount of the Notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date, but only if the last reported sale price per share of the Company common stock exceeds 130% of the exchange price on (i) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date CRP sends the related redemption notice; and (ii) the trading day immediately before the date CRP sends such notice. However, CRP may not elect to redeem less than all of the outstanding Notes unless at least $50.0 million aggregate principal amount of Notes are outstanding and not subject to redemption as of the time CRP sends the related redemption notice. In addition, calling any Note for redemption will constitute a Make-Whole Fundamental Change with respect to that Note, in which case the exchange rate applicable to the exchange of that Note will be increased in certain circumstances if it is exchanged after it is called for redemption.

If certain corporate events that constitute a “Fundamental Change” (as defined in the Indenture) occur, then, subject to limited exceptions, noteholders may require CRP to repurchase their Notes at a cash repurchase price equal to the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change repurchase date. The definition of Fundamental Change includes certain business combination transactions involving the Company or CRP and certain de-listing events with respect to Company common stock.

The Notes will have customary provisions relating to the occurrence of “Events of Default” (as defined in the Indenture), which include the following: (i) certain payment defaults on the Notes (which, in the case of a default in the payment of interest on the Notes, will be subject to a 30-day cure period); (ii) CRP’s failure to send certain notices under the Indenture within specified periods of time; (iii) a default in CRP’s obligation to exchange a Note in accordance with the terms of the Indenture if such default is not cured within two business days after its occurrence; (iv) the failure by CRP or any Guarantor to comply with certain covenants in the Indenture relating to the ability of CRP or such Guarantor to consolidate with or merge with or into, or sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of CRP or such Guarantor, as applicable, and its subsidiaries, taken as a whole, to another person; (v) a default by CRP or any Guarantor in its other obligations or agreements under the Indenture or the Notes if such default is not cured or waived within 60 days after notice is given in accordance with the Indenture; (vi) certain defaults by CRP, any Guarantor or any of their respective significant subsidiaries with respect to indebtedness for borrowed money of at least $35,000,000; (vii) the rendering of certain judgments against CRP, any Guarantor or any of their respective significant subsidiaries for the payment of at least $35,000,000, where such judgments are not discharged or stayed within 60 days after the date on which the right to appeal has expired or on which all rights to appeal have been extinguished; (viii) certain events of bankruptcy, insolvency and reorganization involving CRP, any Guarantor or any of their respective significant subsidiaries; and (ix) any guarantee of the Notes ceases to be in full force and effect (except as permitted by the Indenture) or any Guarantor denies or disaffirms its obligations under its guarantee of the Notes.

If an Event of Default involving bankruptcy, insolvency or reorganization events with respect to CRP or any Guarantor (and not solely with respect to a significant subsidiary of CRP or any Guarantor) occurs, then the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding will immediately become due and payable without any further action or notice by any person. If any other Event of Default occurs and is continuing, then, the Trustee, by notice to CRP, or noteholders of at least 25% of the aggregate principal amount of Notes then outstanding, by notice to CRP and the Trustee, may declare the principal amount of, and all accrued and unpaid interest on, all of the Notes then outstanding to become due and payable immediately. However, notwithstanding the foregoing, CRP may elect, at its option, that the sole remedy for an Event of Default relating to certain failures by CRP to comply with certain reporting covenants in the Indenture consists exclusively of the right of the noteholders to receive special interest on the Notes for up to 365 days at a specified rate per annum not exceeding 0.50% on the principal amount of the Notes.

The above description of the Indenture and the Notes is a summary and is not complete. A copy of the Base Indenture, the Supplemental Indenture and the form of the certificate representing the Notes are filed as Exhibit 4.1, Exhibit 4.2 and Exhibit 4.3, respectively, to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the Base Indenture, the Supplemental Indenture and the Notes set forth therein.

Capped Call Transactions

On March 16, 2021, in connection with the pricing of the offering of Notes, CRP and the Company entered into privately negotiated capped call transactions (the “Base Capped Call Transactions”) with JPMorgan Chase Bank, National Association, Mizuho Markets Americas LLC and Royal Bank of Canada (the “Option Counterparties”). If the underwriters exercise their option to purchase additional Notes, then CRP intends to use a portion of the net proceeds from the sale of the additional Notes to fund the cost of entering into additional capped call transactions (the “Additional Capped Call Transactions,” and, together with the Base Capped Call Transactions, the “Capped Call Transactions”) with each of the Option Counterparties. The Capped Call Transactions cover, subject to customary anti-dilution adjustments, the aggregate number of shares of Company common stock that initially underlie the Notes, and are expected generally to reduce potential dilution to Company common stock upon any exchange of Notes and/or offset any cash payments CRP is required to make in excess of the principal amount of exchanged Notes, as the case may be, with such reduction and/or offset subject to a cap, based on the cap price of the Capped Call Transactions. The cap price of the Capped Call Transactions is initially $8.4525, which represents a premium of 75% over the last reported sale price of Company common stock on March 16, 2021. The cost of the Base Capped Call Transactions was approximately $13.0 million.

The Capped Call Transactions are separate transactions, each between CRP, the Company and the applicable Option Counterparty, and are not part of the terms of the Notes and will not affect any holder’s rights under the Notes or the Indenture. Holders of the Notes will not have any rights with respect to the Capped Call Transactions.

The above description of the Capped Call Transactions is a summary and is not complete. Copies of the confirmations for the Capped Call Transactions are filed as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3 to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the confirmations set forth therein.

Credit Agreement Waiver and Amendment

On March 15, 2021, CRP entered into a limited waiver and amendment (the “Waiver and Amendment”) to that certain Second Amended and Restated Credit Agreement, dated as of May 14, 2018, by and among CRP, as borrower, and JP Morgan. Chase Bank, N.A., as administrative agent, and the lenders party thereto (as amended, the “Credit Agreement”). The Waiver and Amendment amends certain definitions, covenants and events of default to permit the offering of the Notes and the Capped Call Transactions. In addition, the Waiver and Amendment waived the provision of the Credit Agreement that requires an automatic reduction in CRP’s borrowing base by an amount equal to 25% of the aggregate notional amount of issued permitted senior unsecured notes in connection with the offering of the Notes.

The above description of the Waiver and Amendment is a summary and is not complete. A copy of the Waiver and Amendment is filed as Exhibit 10.4 to this Current Report on Form 8-K, and the above summary is qualified by reference to the terms of the Waiver and Amendment set forth therein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 7.01. Regulation FD Disclosure.

On March 15, 2021, the Company announced that it had launched the offering of the Notes. A copy of the press release announcing the results of the pricing is attached hereto as Exhibit 99.1.

On March 16, 2021, the Company announced that it had priced the offering of the Notes. A copy of the press release announcing the results of the pricing is attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

Exhibits

Exhibit No.	Exhibit Title or Description

1.1	Underwriting Agreement, dated as of March 16, 2021, among Centennial Resource Production, LLC, Centennial Resource Development, Inc., the other guarantor parties named therein and the representatives of the underwriters named therein.

4.1	Indenture, dated as of March 19, 2021, between Centennial Resource Production, LLC and UMB Bank, N.A., as trustee.

4.2	First Supplemental Indenture, dated as of March 19, 2021, among Centennial Resource Production, LLC, the guarantors party thereto and UMB Bank, N.A., as trustee.

4.3	Form of certificate representing the 3.25% Exchangeable Senior Notes due 2028 (included as Exhibit A to Exhibit 4.2).

5.1	Opinion of Latham & Watkins LLP.

10.1	Confirmation of Base Call Option Transaction, dated March 16, 2021, between Centennial Resource Production, LLC and JPMorgan Chase Bank, National Association.

10.2	Confirmation of Base Call Option Transaction, dated March 16, 2021, between Centennial Resource Production, LLC and Mizuho Markets Americas LLC.

10.3	Confirmation of Base Call Option Transaction, dated March 16, 2021, between Centennial Resource Production, LLC and Royal Bank of Canada.

10.4	Limited Consent and Fifth Amendment to Second Amended and Restated Credit Agreement, by and among Centennial Resource Production, LLC, as borrower, and JPMorgan Chase Bank, N.A., as administrative agent, and the lenders and guarantors party thereto.

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

99.1	Press Release, dated March 15, 2021.

99.2	Press Release, dated March 16, 2021.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2021	CENTENNIAL RESOURCE DEVELOPMENT, INC.

	By:	/s/ George S. Glyphis
Name: George S. Glyphis
Title: Vice President, Chief Financial Officer and Assistant Secretary